Exhibit 8.1

KAI TONG LAW FIRM
Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8752 1700
www.ktlf.com.cn

May 30, 2014

To: Anpulo Food, Inc.
Hangkonglu, Xiangfengzhen,
Laifengxian, Hubei
People’s Republic of China

Dear Sirs/Madams:

Legal Opinion

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this legal opinion (the “Opinion”) on the PRC Laws effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We have acted as the PRC legal counsel for Anpulo Food, Inc. (the “Company”), a company incorporated under the laws of the British Virgin Islands in connection with (a) the Company’s Registration Statement on Form S-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on October 31, 2013, and (b) the Company’s proposed quotation of the ordinary shares on the Over the Counter Bulletin Board. We have been requested to give this Opinion on the laws and regulations of the PRC effective as at the date hereof.

I. Documents and Assumptions

In this capacity, we have examined copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion.

Capitalized terms and expressions used herein and not otherwise defined should have the same meanings as ascribed to such terms in the Registration Statement.

In our examination of the Documents, we have assumed, without independent investigation and inquiry that:

1. all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

KAI TONG LAW FIRM
Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8752 1700
www.ktlf.com.cn

2. all documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

3. each and all of the signatures, seals and chops on the documents submitted to us are genuine;

4. all the documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and correct;

5. no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion; and;

6. each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

II. Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“Company”	means the Anpulo Food, Inc.
“Group Companies”	means the Company, Anpulo Food, Inc., Anpulo International Limited and the PRC Companies.
“offshore entities of the Company”	means the Company, Anpulo Food, Inc. and Anpulo International Limited.
“PRC Companies”	means Guangxiang Investment Consulting Co., Ltd. and Laifeng Anpulo (Group) Food Development Co., Ltd.
“WFOE”	means Guangxiang Investment Consulting Co., Ltd.
“Laifeng Anpulo”	means Laifeng Anpulo (Group) Food Development Co., Ltd.
“PRC Individuals”	means all individual shareholders of Laifeng Anpulo (Group) Food Development Co., Ltd., each of whom is a PRC resident.
“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof.
“EIT”	enterprise income tax
“EIT Law”	the PRC Enterprise Income Tax Law
“Implementation Rules”	the Regulation on the Implementation of the PRC Enterprise Income Tax Law
“Circular 82”	the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies

KAI TONG LAW FIRM
Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8752 1700
www.ktlf.com.cn

III. Opinions

Based on our review of the Documents, to our best knowledge after due and reasonable inquires against the Company and the PRC Companies, subject to the Assumptions and the Qualifications, and except as publicly disclosed in the Registration Statement, we are of the opinion that:

Under the enterprise income tax law, or the EIT Law, and its implementation rules, or the Implementation Rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and is subject to enterprise income tax, or EIT, at the rate of 25% on its global income. The Implementation Rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following criteria are satisfied: (a) the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in the PRC; (b) its financial and human resources decisions are made by or are subject to approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights frequently reside in the PRC.

KAI TONG LAW FIRM
Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8752 1700
www.ktlf.com.cn

We are of the view that the offshore entities of the Company do not constitute PRC resident enterprises based on the following reasons:

(a) Circular 82 only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, however, the offshore entities of the Company are overseas incorporated enterprises controlled by individual PRC residents; and

(b)We are not aware of any offshore holding companies with a corporate structure similar to the Company that has been deemed a PRC "resident enterprise" by the PRC tax authorities.

Therefore, we believe that the offshore entities of the Company should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for "de facto management body" as set forth in the Circular 82 were deemed applicable to the Company.

In practice, as the tax residency status of an enterprise is subject to the final discretion of the relevant PRC tax authorities, which may in practice determine a company’s tax payment and withholding obligations on a case by case basis, the relevant PRC tax authorities may in the future take a view that is different to our opinion.

IV. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”)

1. This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

KAI TONG LAW FIRM
Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8752 1700
www.ktlf.com.cn

2. This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter.

3. This Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and saves as provided for herein.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

KaiTong Law Firm
/s/ KaiTong Law Firm